InvenTrust Properties

Essential Retail. Smart Locations.®

IVT LISTED NYSE

NEWS RELEASE

CONTACT:
Dan Lombardo
Vice President of Investor Relations
630-570-0605
dan.lombardo@inventrustproperties.com

InvenTrust Properties Corp. Announces the Appointment of Julian E. Whitehurst to Chairperson of the Board

DOWNERS GROVE, Ill – November 9, 2023 – InvenTrust Properties Corp. ("InvenTrust" or the "Company") (NYSE: IVT) today announced that Julian (Jay) E. Whitehurst has been unanimously appointed to Chairperson of InvenTrust's Board of the Directors. Mr. Whitehurst has been a director of the Company since 2017, and most recently served as Compensation Chair. Previous Chairperson Paula Saban will remain on the Board, serving on the Compensation and Nominating and Corporate Governance Committees. During her tenure, Ms. Saban successfully guided the Company through several significant strategic events, including transitioning to a premier Sun Belt grocery-anchored shopping center REIT, navigating the unprecedented challenges caused by the pandemic, and the listing of IVT's shares on the New York Stock Exchange in 2021.

"It has been a privilege to serve as Chairperson these past 6 years," said Ms. Saban. "I am extremely proud of the progress that this talented management team and Board has made under my tenure and am even more excited for the future direction of the Company. Jay's exemplary track record at National Retail Properties Inc. (NYSE: NNN) speaks for itself. Further, his passion for real estate and this Company make him the ideal fit for the Chairperson role as InvenTrust enters its next phase. I look forward to continuing to work with him."

"I am honored to serve in this new role as Chairperson of the Board and support InvenTrust as it looks to expand its exceptional portfolio of grocery-anchored, Sun Belt assets and continues to grow free cash flow and value for its shareholders," stated Mr. Whitehurst. "Paula's leadership and dedication have been instrumental in the success of InvenTrust. I plan to build on her accomplishments and continue to help InvenTrust deliver superior shareholder returns well into the future."

NEWS RELEASE   “Jay’s contributions to the Company to date, and his exceptional retail real estate knowledge, make him perfectly suited for the Chairperson position,” commented Daniel (DJ) Busch, President and CEO of InvenTrust. “I very much look forward to working with Jay in this new capacity as we propel InvenTrust forward.” About Paula J. Saban Paula Saban has served as Chairperson of the Board of Directors of InvenTrust Properties since August 2017 and Director since October 2004. Ms. Saban has worked in the financial services and banking industry for over 25 years. She began her career in 1978 with Continental Bank, which later merged into Bank of America. From 1978 to 1990, Ms. Saban held various consultative sales roles in treasury management and traditional lending areas. She also managed client service teams and developed numerous client satisfaction programs. In 1990, Ms. Saban began designing and implementing various financial solutions for clients with Bank of America’s Private Bank and Banc of America Investment Services, Inc. Her clients included top management of publicly held companies and entrepreneurs. In addition to managing a diverse client portfolio, Ms. Saban was responsible for client management and overall client satisfaction. She retired from Bank of America in 2006 as a Senior Vice President/Private Client Manager. In 1994, Ms. Saban and her husband started a construction products company, Newport Distribution, Inc., of which she was secretary and treasurer, and a principal shareholder. The business was sold to a strategic buyer in 2020. Ms. Saban currently serves as a project-based development director of Interim Execs, a placement firm for interim CXO’s. Ms. Saban received her bachelor’s degree from MacMurray College, Jacksonville, Illinois, and her Master of Business Administration degree from DePaul University, Chicago, Illinois. She is a former president of the Fairview Elementary School PTA and a former trustee of both the Goodman Theatre and Urban Gateways. Ms. Saban served as the legislative chair of Illinois PTA District 37 and as liaison to the No Child Left Behind Task Force of School District 54. Ms. Saban previously served on the Board of Hands On Suburban Chicago, a not-for-profit organization that matches community and corporate volunteers of all ages and skills with opportunities to connect and serve. Ms. Saban is Co- Chair for Women Build, an initiative of Habitat for Humanity of Northern Fox Valley Illinois. Ms. Saban is a member of the Private Directors Association of Chicago and Madame Chair. About Julian E. Whitehurst Julian E. Whitehurst has served as a Director of InvenTrust Properties since March 2016. Mr. Whitehurst has served as a director of National Retail Properties, Inc., since February 2017, as CEO of National Retail Properties since April 2017, as President since May 2006, and as Chief Operating Officer since June 2004. Mr. Whitehurst also previously served as Executive Vice President of National Retail Properties from February 2003 to May 2006, as Chief Operating Officer from June 2004 to April 2017 and as Secretary from May 2003 to May 2006, and previously served as General Counsel from 2003 to 2006. On January 19, 2022, Mr. Whitehurst retired as Chief Executive Officer and resigned from the National Retail Properties effective as of April 28, 2022. Prior to February 2003, Mr. Whitehurst was a shareholder at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. Mr. Whitehurst is a member of ICSC and Nareit and served on the Nareit Advisory Board of Governors.

      NEWS RELEASE   About InvenTrust Properties Corp. InvenTrust Properties Corp. (“we,” the “Company,” “our,” “us,” "IVT" or "InvenTrust") is a premier Sun Belt, multi-tenant essential retail REIT that owns, leases, redevelops, acquires and manages grocery-anchored neighborhood and community centers as well as high-quality power centers that often have a grocery component. We pursue our business strategy by acquiring retail properties in Sun Belt markets, opportunistically disposing of retail properties, maintaining a flexible capital structure, and enhancing environmental, social and governance ("ESG") practices and standards. A trusted, local operator bringing real estate expertise to its tenant relationships, IVT has built a strong reputation with market participants across its portfolio. IVT is committed to leadership in ESG practices and has been a Global Real Estate Sustainability Benchmark (“GRESB”) member since 2013. Availability of Information on InvenTrust Properties Corp.'s Website and Social Media Channels Investors and others should note that InvenTrust routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission filings, press releases, public conference calls, webcasts and the InvenTrust investor relations website. The Company uses these channels as well as social media channels (e.g., the InvenTrust Twitter account (twitter.com/inventrustprop); and the InvenTrust LinkedIn account (linkedin.com/company/inventrustproperties) as a means of disclosing information about the Company's business to our colleagues, investors, and the public. While not all of the information that the Company posts to the InvenTrust investor relations website or on the Company’s social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in InvenTrust to review the information that it shares on www.inventrustproperties.com/investor-relations and on the Company’s social media channels.